Exhibit 99.2

Pixelworks, Inc. Q2 2016 Conference Call
July 28, 2016

Operator

Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s second quarter 2016 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will conduct a question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to management and your host, Pixelworks’ Chief Financial Officer, Mr. Steve Moore.

Steve Moore

Good afternoon and thank you for joining us. With me on today’s call is Todd DeBonis, Pixelworks’ CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the second quarter ended June 30, 2016.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, July 28, 2016, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. These non-GAAP measures exclude stock-based compensation expense as well as certain charges related to the Company’s announced restructuring earlier this year. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, which provide additional details.

With that said, I will now turn the call over to Todd for his opening remarks.

Todd DeBonis

Thank you, Steve and good afternoon to those joining us on today's call.

As a framework for the call today, I’ll begin with a brief high-level recap of our results, followed by a few notable developments during the quarter, and then I’ll provide a structured update on the five focus items that I outlined as part of last quarters call.

Starting with the results - Revenue in the quarter was $12.6 million, above our guidance range of $11.5 to $12.5 million. Both gross margin and operating expenses came in better than expected, resulting in loss per share improving to ($0.06) on a GAAP basis and ($0.03) on a Non-GAAP basis. Reflecting on these results, there are two key takeaways that I would like to highlight. First, the quarter came in at or above our guidance on all metrics - so we delivered on what we said we were going to do. And two, despite second quarterly revenue being $2.5 million lower year-over-year, we cut the loss per share in half compared to the year-ago quarter.

I would like to highlight these two aspects of our second quarter results as they demonstrate the beginning of a meaningful shift that puts the company on a path towards profitability. Admittedly, it’s only one quarter and we have plenty of work ahead of us, but I’m pleased with our team’s execution during the quarter - And we expect to build on this progress over the coming quarters.

Turning briefly to product announcements - we announced two new ASUS products during the second quarter that incorporate Pixelworks’ Iris 2. First, the ASUS ZenFone 3 Ultra, which features a 6.8 inch LCD panel with full HD resolution display. This represents the first-ever launch of a smartphone that incorporates Pixelworks’ Iris device and True Clarity video display processing technology. Also during the quarter, a tier-one North American carrier and ASUS announced the launch of the ZenPad Z8, which features Iris’ innovative video quality enhancements on a 7.9 inch tablet with 2K resolution. We began shipping volume production in support of both ASUS platforms during the quarter, however total mobile revenue was still a relatively small contributor to our overall results. We look forward to furthering our strong collaboration with ASUS in future platforms.

Also notable during the quarter, we hired David Sabo, as a Senior Vice President of Business Development and Licensing. Dave brings a wealth of knowledge and expertise to the Pixelworks team from prior roles at both Atmel and Synaptics. At Atmel, Dave led the development of capacitive touch subsystems programs; and at Synaptics his responsibilities included the development of display products, display integration touch, as well as InCell and discrete touch ASIC development. Prior to Synaptics, he worked for nearly a decade at National Semiconductor, where he held numerous marketing and technical management roles. In his new position at Pixelworks, Dave will lead our new business and IP licensing initiative, which I will talk about more in a few minutes. It is great to have Dave on our team, and I’m confident that he’ll prove to be a valuable asset.

Before providing an update on the 5 key focus items as outlined last quarter, I first want to address the current environment in the broader Projector market, including some of the cross-currents that we’ve seen over the past several months. Revenue in our Projector business increased 12% sequentially, reflecting the continued signs of more normal order patterns and a progressive recovery from the market-wide inventory correction that began in the fourth quarter of last year. While we anticipate continued sequential improvement in our Projector business during the third quarter, growth is expected to be constrained as a result of the mid-April earthquake that disrupted Sony’s production of 3LCD panels for certain Projector customers. Although difficult to forecast with precision, the intermediate-term impact is expected to be largely transitory - as any resulting loss in market share among OEMs should ultimately be captured by other Pixelworks customers. I will let Steve provide additional color, but we generally expect the incremental unit volume that would have naturally materialized in Q3 to work its way into unit volumes during subsequent quarters.

With that said, I would now like to walk through an update on the 5 focus items that we outlined last quarter, the first being to finalize the operational elements of the restructuring we announced in April.

As of quarter-end, effectively all of the heavy-lifting has been completed, including all related personnel changes, the re-allocation of our selling resources, as well as the realignment of our internal reporting structure. Although this work required many difficult decisions, the benefits are already evident in our second quarter results that I highlighted a moment ago. Importantly, with this process behind us, we can now turn our full focus to the go-forward strategy and execution.

Our second focus item was to begin transitioning certain projector customers from their dependency on legacy chips to our newer generation SoCs. As discussed last quarter, we’ve identified a series of opportunities to streamline our projector business and respective product portfolio. This involved pursuing an end-of-life process for multiple legacy chips in our portfolio, many of which represented either relatively low volumes and/or less attractive ASPs. As part of this process, we notified all of our affected customers and successfully initiated the end-of-life process on the targeted devices during the second quarter. Our customers have generally been very cooperative, and consistent with prior expectations, we do not anticipate any impact to Pixelworks’ market share. As a result of these actions, we will be able to service the same existing customer base with a more targeted state-of-the-art product portfolio, while continuing to deliver world-class support from our highly-skilled team. We expect affected customers to make last-time-buys of these earlier generation devices, which will favorably impact Projector revenue in early 2017.

The third area of focus was to formally discontinue the selling and support of devices sold into various non-strategic applications that we group into our TV/Panel market. Historically, these applications included ultra-high definition TVs and HD Monitors, as well as numerous other lower volume, niche embedded applications. Similar to our legacy Projector chips, during the second quarter we completed all of the necessary steps to implement an end-of-life process for this series of chips sold into these smaller, fragmented end markets. Based on fair and standard end-of-life terms that we agreed upon with our customers, we expect to see a number of last-time-buys that will benefit revenue in the first or second quarter of 2017.

Turning to the fourth and fifth key focus items, which are both related to our mobile effort including the strengthening of our mobile sales capability, particularly in China, and then conducting a comprehensive review of our larger go-to-market strategy for mobile.

In terms of our mobile sales capability, since I joined the company in early 2016 I’ve continued to add sales and marketing resources that support our mobile effort. It’s important to emphasize that our primary goal in mobile is to achieve broader adoption of Pixelworks technology across multiple customers and a variety of mobile devices. In line with this strategy and as mentioned last quarter, we now have a Vice President of Sales in China, who is largely focused on opportunities with mid-to-high-end smartphone OEMs in China. In 2016 the pockets of growth in the Smartphone market are coming from Greater China - and I’m pleased by the level of engagement we have generated to-date. And then most recently, as I mentioned earlier we brought on Dave Sabo in June to head-up business development and IP licensing opportunities. Combined with our reallocation of other sales and marketing resources, we’ve significantly strengthened our mobile sales capability over the past 6 months and now have an experienced team in place to execute on our mobile initiatives.

Now, for our review of our go-to-market strategy for mobile. We have been intently focused and engaged on evaluating our mobile strategy over the last several months - And although our evaluation of our mobile strategy is still in progress, I do want to provide my current perspective on the opportunity that exists for image/video processing on mobile devices, as well as the optimal approach for Pixelworks to capture a meaningful portion of what is a large but also evolving market opportunity.

Today higher resolutions and video quality on mobile devices are becoming increasingly relevant - with consumers continuing to expect/demand more from their mobile devices, and OEMs anxiously seeking new ways to differentiate their products. I believe there are multiple ways that Pixelworks can target and capture its fair-share of this growing multi-stage opportunity in mobile through a combination of both device sales and IP licensing.

Although Pixelworks has successfully used both approaches at various times in the past in different end markets, it’s fair to say that the company’s primary focus has historically been on the design and sale of devices that deliver cutting-edge video quality. I continue to believe that selling innovative video processing devices is a viable strategy for Pixelworks today and going forward, and we will absolutely continue investing in our mobile device sales effort as well as new product development. In fact, a chip sale can often be crucial to driving awareness and adoption of new technology, especially in an emerging market such as video processing on mobile devices. A discrete chip solution helps to accommodate early adopters who can commercially validate the technology; it also provides for valuable customer feedback, as well as the ability to more quickly address rapidly shifting technology and feature preferences with mobile OEMs.

That said, given the basic economics of today’s semiconductor industry as well as the mobile device industry, there’s always an ongoing push to drive down cost, size and power consumption. Therefore, over the intermediate to longer-term, it is our belief that video processing on mobile devices would eventually be integrated - either into the application processor or as part of more advanced mobile display panels. This potential integration is most likely at least a couple of years away, however I believe it’s important for Pixelworks to be in front of this probable transition by taking the steps now to proactively engage with OEMs and other component suppliers in the mobile ecosystem on prospective IP licensing and partnership opportunities.

Most importantly, being highly successful at selling chips alone potentially overlooks the larger and more prolonged opportunity that a supplemental licensing model can offer.

Therefore to successfully drive increased adoption while also sustaining the mobile market opportunity for Pixelworks, it’s important that our go-to-market strategy consist of defined commitments to both silicon, especially in the near-term, and an IP licensing/royalty model over the intermediate-term. In my view, the more successful we are with our Iris chip-based solution, the more opportunity it affords us to further advance our technology and increase awareness in the short-term. Then, over the intermediate-term, IP licensing could be highly effective at increasing the slope of the adoption curve and significantly broaden customer reach by leveraging other players in the industry. Following our recent addition of Dave Sabo and a dedicated effort to actively pursue IP licensing opportunities, I believe Pixelworks now has the foundation in place to successfully pursue both chip and IP licensing strategies in mobile simultaneously.

Finally, longer-term there continue to be other potential opportunities and applications for Pixelworks technology in adjacent markets. We have focused R&D efforts around a few of these longer-term opportunities, which will continue to be a part of my ongoing evaluation of our go-to-market strategy.

To conclude my prepared remarks, I am encouraged by the progress the team has made. With the operational components of the restructuring now complete, we have significantly adjusted the revenue level required to achieve cash flow breakeven, which we remain committed to achieving by year-end. Additionally, we have taken the necessary steps to strengthen our sales capabilities and also position the company for continued growth for the balance of the year. In mobile, our go-to-market strategy remains focused on driving increased adoption/sales of Iris, while simultaneously ramping our new dedicated IP licensing effort. This renewed sales focus combined with the mobile market naturally moving in the direction of higher quality video is driving increased interest and opportunities for Pixelworks.

With that I'll turn the call over to Steve Moore to review our second quarter financials and guidance for the third quarter. Steve.

Steve Moore

Thank you, Todd.

Revenue for the second quarter of 2016 was $12.6 million compared to revenue of $11.2 million in the first quarter. The sequential improvement in Q2 revenue reflected increased sales of chips sold into both our digital projection and mobile markets, as well as relatively stable revenue contribution quarter-over-quarter from legacy products that we sell into our TV-panel market.

The breakdown of revenue during the second quarter was as follows:

Revenue from Digital projection was $11.2 million.
Mobile revenue was approximately $350,000.
And revenue from legacy chips sold into the TV/Panel market was approximately 1.1 million. As previously indicated, we expect contribution from this legacy business to decline in the future following certain end-of-life orders that we anticipate to largely play-out over the next three-to-four quarters.

Non-GAAP gross profit margin was 51.6% in the second quarter, compared to 48.0% in the first quarter of 2016.

Non-GAAP operating expenses were $7.0 million in the second quarter, compared to $9.2 million in the first quarter of 2016.

Restructuring charges excluded from Non-GAAP gross margin and Non-GAAP operating expense totaled less than $100,000 during the second quarter, compared to approximately $4.3 million in the first quarter.

Adjusted EBITDA was a positive $296,000 for the second quarter of 2016, compared to a negative $2.9 million in the first quarter. A reconciliation of adjusted EBITDA to GAAP net loss may be found in today's press release.

On a non-GAAP basis the Company reported a net loss of $756,000, or a loss of three cents per share, in the second quarter of 2016, as compared to a non-GAAP net loss of $4 million, or a loss of 14 cents per share, in the prior quarter. In addition to excluding stock based compensation expense, the net loss in the first quarter also excluded $4.3 million, or $0.15 per share, in charges related to our previously announced restructuring.

Moving to the balance sheet, we ended the second quarter with cash and cash equivalents of approximately $17.8 million. Note however, unlike in recent quarters we had no outstanding balance on our working capital line of credit at quarter-end. Cash and cash equivalents at the end of the first quarter were $22.9 million, which included a balance of $3 million on our line of credit. Comparing the respective quarter ending cash balances, net cash declined by just over $2 million - ultimately reflecting a smaller decline than the total employee severance of approximately $2.5 million we incurred as part of our restructuring earlier this year.

Other balance sheet metrics include day’s sales outstanding of 28 days at quarter-end, compared to 46 days at the end of the first quarter. The sequential decline in DSO was largely related to the timing of shipments and payments across the two most recent quarters. Inventory turns during the second quarter were stable at approximately 8.8 times, compared to around 8.5 times in the prior quarter.

Guidance

For the third quarter of 2016, we expect revenue to be in a range of between $13 and $14 million. This range reflects the expectation of revenue contribution from mobile to be roughly flat quarter-over-quarter, and continued sequential revenue growth in digital projection in spite of the anticipated weakness at certain customers related to the disrupted production of 3LCD panels at Sony following an earthquake in April. Although it’s difficult to precisely forecast the size and the exact timing of the anticipated negative impact, we estimate that third quarter revenue could have been approximatley $2 million higher without the impact of the disrupted production.

We expect gross profit margin for the quarter to range between 48% to 50% on a non-GAAP and GAAP basis.

In terms of operating expenses, we expect the third quarter to range between $7 and $8 million on a non-GAAP basis, and $8 to $9 million on a GAAP basis.

And finally, we expect a non-GAAP third quarter net loss of between 1 and 7 cents per share; and we expect a GAAP net loss of between 4 cents and 11 cents per share.

That concludes our prepared comments. We will now open the call for questions.